Exhibit 99.1

2621 West 15th Place Chicago, IL 60608
For additional information:

Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL, INC. ANNOUNCES PRICING OF $145 MILLION

CONVERTIBLE SENIOR NOTES DUE 2024

Chicago, IL – November 4, 2004 – Ryerson Tull, Inc. (NYSE:RT) today announced the pricing of its Rule 144A private offering of $145 million aggregate principal amount of Convertible Senior Notes due 2024. The closing of the offering is expected to take place on November 10, 2004, subject to customary closing conditions. The initial purchasers will have the option to purchase up to an additional $30 million aggregate principal amount of notes.

The Company intends to use the net proceeds from the offering to repay indebtedness under its existing revolving credit facility.

The notes will bear interest at a rate of 3.5% per year. The notes will be guaranteed by one of the Company’s subsidiaries, Ryerson Tull Procurement Corporation, on a senior unsecured basis.

The notes will be convertible into the Company’s common stock at an initial conversion price of approximately $21.37 per share (equal to an initial conversion rate of 46.7880 shares per $1,000 principal amount) upon the occurrence of certain events. The initial conversion price represents a 45% premium to the closing sale price of the Company’s common stock on the New York Stock Exchange on November 4, 2004, which was $14.74 per share. The conversion rate is subject to customary anti-dilution adjustments. Upon conversion, the Company will deliver cash equal to the lesser of the aggregate principal amount of the notes being converted and the Company’s total conversion obligation, and common stock in respect of the remainder.

The notes, the subsidiary guarantee and the shares of common stock issuable upon conversion have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

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Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “Is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry and company performance, and investor marketplace. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast.